CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of First Pacific Mutual Fund, Inc. and to the use of our report dated November 6, 1998 on the financial statements and financial highlights of First Hawaii Municipal Bond Fund, First Hawaii Intermediate Municipal Fund, and First Idaho Tax-Free Fund, each a series of shares of First Pacific Mutual Fund, Inc. Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Prospectus.


                                   \S\ Tait Weller & Baker
                                   TAIT, WELLER & BAKER



Philadelphia, Pennsylvania
November 13, 1998